EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.3 Million for the Second Quarter and $2.4 Million for the First Half of 2011

MCLEAN, Va., July 28, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2011 was $1.3 million and $2.4 million for the first half of 2011. That compares to $1.0 million and $2.1 million for the three and six months ended June 30, 2010.

Net Interest Income

Net interest income was $6.2 million in the quarter ended June 30, 2011 down slightly from $6.4 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $437 thousand to second quarter 2011 net interest income compared to $635 thousand during the second quarter of 2010. Sonabank's net interest margin was 4.73% in the second quarter of 2011 compared to 4.70% during the comparable quarter last year and 4.77% during the first quarter of 2011.

Net interest income was $12.4 million during the six months ended June 30, 2011, compared to $12.7 million during the comparable period in the prior year. Average loans during the first six months of 2011 were $461.6 million compared to $460.5 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $1.0 million during the first half of 2011, compared to $1.3 million during the same period in 2010.

Noninterest Income

During the second quarter of 2011 Sonabank had noninterest income of $1.0 million compared to noninterest income of $535 thousand during the second quarter of 2010. The increase was largely attributable to an $800 thousand insurance benefit resulting from the death of an officer covered by bank-owned life insurance.

Noninterest income increased to $1.4 million in the first six months of 2011 from $1.1 million in the first six months of 2010. Again, the most important factor in the increase was the death benefit described above. This was partially offset by a decrease of $191 thousand in fees on letters of credit related to a short-term letter of credit which expired in June 2010. Also, during the first six months of 2011, there were net losses on other real estate owned ("OREO") of $147 thousand compared to gains of $39 thousand during the six months ended June 30, 2010. There were other than temporary impairment ("OTTI") charges of $70 thousand during the first six months of 2011, compared to $10 thousand for the same period last year.

Noninterest Expense

Noninterest expenses were $3.5 million and $6.9 million during the second quarter and the first half of 2011, respectively, compared to $4.0 million and $8.0 million during the same periods in 2010. During the three and six months ended June 30, 2011, there was accretion of the FDIC indemnification asset of $192 thousand and $351 thousand, respectively. During the second quarter and first six months of 2010 the accretion was more than offset by charges to the FDIC indemnification asset due to impaired covered loans that paid off.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at June 30, 2011 and December 31, 2010:

	Covered Loans	Non-covered Loans	Total Loans	Covered Loans	Non-covered Loans	Total Loans
	June 30, 2011			December 31, 2010
Mortgage loans on real estate:
Commercial real estate -- owner-occupied	$ 4,703	$ 94,137	$ 98,840	$ 5,246	$ 81,487	$ 86,733
Commercial real estate -- non-owner-occupied	10,412	87,323	97,735	13,898	76,068	89,966
Secured by farmland	--	3,503	3,503	--	3,522	3,522
Construction and land loans	849	33,599	34,448	1,098	39,480	40,578
Residential 1-4 family	27,615	54,562	82,177	29,935	58,900	88,835
Multi- family residential	553	22,227	22,780	563	19,177	19,740
Home equity lines of credit	37,954	9,308	47,262	40,287	10,532	50,819
Total real estate loans	82,086	304,659	386,745	91,027	289,166	380,193

Commercial loans	713	88,251	88,964	998	76,644	77,642
Consumer loans	136	1,997	2,133	146	2,010	2,156
Gross loans	82,935	394,907	477,842	92,171	367,820	459,991

Less unearned income on loans	--	(855)	(855)	--	(554)	(554)
Loans, net of unearned income	$ 82,935	$ 394,052	$ 476,987	$ 92,171	$ 367,266	$ 459,437

Total loans were $477.0 million at June 30, 2011 up from $459.4 million at December 31, 2010. The change was the net of an increase of $26.8 million in the non-covered portfolio partially offset by a $9.2 million decline in the covered portfolio resulting from payoffs and liquidations.

Net charge-offs during the second quarter of 2011 were $1.9 million as credit quality continued to be a challenge for our loan portfolio. The largest component of the charge-off was related to a loan on an estate in Charlottesville on which the guarantor experienced financial difficulties in his business. We've placed this loan on non-accrual and also recognized a charge-off to its current assessed value. The remaining charge-offs were divided among 11 other loans, reflecting deep seated problems in our economy.

The allowance for loan losses was 1.54% of non-covered loans on June 30, 2011 compared to 1.52% as of December 31, 2010. Sonabank has an internal loan review and a loan committee, both of which provide on-going monitoring to identify and address issues with problem loans. The loan loss provision is determined after consideration of all known relevant internal and external factors affecting loan collectability to maintain the allowance for loan and lease losses at a level necessary to absorb inherent and estimated credit losses.  The provision for loan losses was $2.25 million for the quarter ended June 30, 2011 compared to $1.45 million for the second quarter of 2010.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $50.8 million at June 30, 2011 and $56.0 million at December 31, 2010.

At June 30, 2011 Southern National Bancorp owned pooled trust preferred securities as follows:

		Ratings
		When Purchased		Current Ratings
Security	Tranche Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Estimated Fair Value	Current Defaults and Deferrals	Previously Recognized Cumulative Other Comprehensive Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 7,174	$ 6,420	$ 4,189	$ 209,056	$ 310
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	493	455	477	34,000	38
MMCF III B	Senior Sub	A3	A-	Ba1	CC	652	637	408	37,000	14
						8,319	7,512	5,074		$ 362

Other Than Temporarily Impaired:										Cumulative Other Comprehensive Loss (2)	Cumulative OTTI Related to Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	496	496	131,100	693	$ 311
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,066	127	352	155,705	1,360	579
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,032	--	38	231,250	--	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,050	132	132	111,682	444	474
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,083	461	537	117,942	961	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,112	29	159	266,100	524	2,559
ALESCO XVI C	Mezzanine	A3	A-	Ca	C	2,072	115	440	149,900	777	1,180
						13,915	1,360	2,154		$ 4,759	$ 7,796

Total						$ 22,234	$ 8,872	$ 7,228

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for other than temporary impairment. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to estimate expected cash flows and assist with the evaluation of other than temporary impairment. The cash flow analyses performed included the following assumptions:

  We assume that .5% of the remaining performing collateral will default or defer per annum.
  We assume recoveries ranging from 25% to 47% with a two year lag on all defaults and deferrals.
  We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Additionally banks with assets over $15 billion will no longer be allowed to count down streamed trust preferred proceeds as Tier 1 capital (although it will still be counted as Tier 2 capital). That will incent the large banks to prepay their trust preferred securities if they can or if it is economically desirable. As a consequence we have projected in all of our pools that 25% of the collateral issued by banks with assets over $15 billion will prepay in 2013.
  Our securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve to discount projected cash flows to present values.

These assumptions resulted in OTTI charges related to credit on two of the trust preferred securities in the amount of $38 thousand during the quarter ended June 30, 2011, compared to no OTTI charges related to credit on the trust preferred securities for the quarter ended June 30, 2010. Events within these two structures which attributed to a decline in our expectations of cash flows included an issuer that had previously deferred interest payments, had resumed payments, then deferred again, and there was a large redemption during the second quarter of 2011 which negatively affected our subordinate tranche because the senior tranche received the payment.

We also own $1.0 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades this security has been other than temporarily impaired in past reporting periods. For the second quarter of 2011 and based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support it has been determined that no OTTI charge for credit was required for the quarter ended June 30, 2011. The assumptions used in the analysis included a 4.7% prepayment speed, 14% default rate, a 50% loss severity and an accounting yield of 2.55%. We recorded OTTI charges for credit on this security of $3 thousand in the second quarter of 2010.

Deposits

Total deposits were $434.0 million at June 30, 2011 compared to $431.0 million at December 31, 2010. Certificates of deposit increased $32.2 million during the first six months of 2011. This was partially offset by a decrease in money market accounts of $27.9 million during the six months ended June 30, 2011. We had paid rates in excess of market on large money market accounts for former Greater Atlantic Bank customers to retain them during 2010, and as of the beginning of 2011, we reduced those rates. Brokered certificates of deposit have decreased from $27.0 million at December 31, 2010, to $22.0 million as of June 30, 2011. Noninterest-bearing deposits were $33.9 million at June 30, 2011 and $34.5 million at December 31, 2010.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2010 to $101.8 million at June 30, 2011 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 20.41% and 19.66% for Southern National Bancorp of Virginia, Inc.and Sonabank, respectively, as of June 30, 2011.

Southern National Bancorp is a financial holding company with assets of $601.4 million at June 30, 2011. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 13 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and one branch in Rockville, Maryland.

Three weeks ago we announced that we had executed a definitive agreement to purchase a branch owned by Bank of Hampton Roads (previously Gateway Bank) in Midlothian, Virginia. That purchase is expected to close in the fourth quarter of 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$ 3,686	$ 9,745
Investment securities-available for sale	10,751	11,068
Investment securities-held to maturity	40,021	44,895
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,972	6,350
Loans receivable, net of unearned income	476,987	459,437
Allowance for loan losses	(6,063)	(5,599)
Net loans	470,924	453,838
Intangible assets	11,168	11,628
Bank premises and equipment, net	4,691	4,659
Bank-owned life insurance	14,310	14,568
FDIC indemnification asset	18,088	18,536
Other real estate owned	9,613	4,577
Other assets	12,163	10,960
Total assets	$ 601,387	$ 590,824

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 33,917	$ 34,529
Interest-bearing deposits	400,074	396,445
Securities sold under agreements to repurchase and other short-term borrowings	19,968	23,908
Federal Home Loan Bank advances	43,500	35,000
Other liabilities	2,128	1,828
Total liabilities	499,587	491,710
Stockholders' equity	101,800	99,114
Total liabilities and stockholders' equity	$ 601,387	$ 590,824

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Interest and dividend income	$ 7,743	$ 8,561	$ 15,472	$ 16,952
Interest expense	1,516	2,120	3,111	4,250
Net interest income	6,227	6,441	12,361	12,702
Provision for loan losses	2,250	1,450	3,590	2,750
Net interest income after provision for loan losses	3,977	4,991	8,771	9,952
Account maintenance and deposit service fees	218	235	418	476
Income from bank-owned life insurance	933	137	1,067	276
Gain (loss) on other real estate owned, net	(108)	19	(147)	39
Net impairment losses recognized in earnings	(38)	(4)	(70)	(10)
Other	44	148	89	293
Noninterest income	1,049	535	1,357	1,074
Employee compensation and benefits	1,705	1,523	3,308	3,164
Occupancy expenses	685	678	1,360	1,374
FDIC assessment	119	212	272	401
Change in FDIC indemnification asset	(192)	406	(351)	650
Other expenses	1,176	1,208	2,358	2,416
Noninterest expense	3,493	4,027	6,947	8,005
Income before income taxes	1,533	1,499	3,181	3,021
Income tax expense	222	474	750	955
Net income	$ 1,311	$ 1,025	$ 2,431	$ 2,066

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Per Share Data :
Earnings per share - Basic	$ 0.11	$ 0.09	$ 0.21	$ 0.18
Earnings per share - Diluted	$ 0.11	$ 0.09	$ 0.21	$ 0.18
Book value per share			$ 8.78	$ 8.57
Tangible book value per share			$ 7.82	$ 7.53
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,591,216	11,594,418	11,592,525	11,593,706
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.89%	0.67%	0.83%	0.68%
Return on average equity	5.19%	4.19%	4.87%	4.27%
Yield on earning assets	5.88%	6.25%	5.94%	6.22%
Cost of funds	1.33%	1.79%	1.38%	1.80%
Cost of funds including non-interest bearing deposits	1.24%	1.68%	1.29%	1.68%
Net interest margin	4.73%	4.70%	4.75%	4.66%
Efficiency ratio (1)	52.75%	57.85%	52.89%	58.23%
Net charge-offs (recoveries) to average loans	0.40%	0.31%	0.68%	0.54%
Amortization of intangibles	$ 230	$ 236	$ 460	$ 472

			As of
			June 30, 2011	December 31, 2010

Stockholders' equity to total assets			16.93%	16.78%
Tier 1 risk-based captial ratio			20.41%	20.52%
Intangible assets:
Goodwill			$ 8,713	$ 8,713
Core deposit intangible			2,455	2,915
Total			$ 11,168	$ 11,628

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 7,619	$ 9,585
Loans past due 90 days and accruing interest			--	--
Other real estate owned			8,895	3,901
Total nonperforming assets			$ 16,514	$ 13,486
Allowance for loan losses to total non-covered loans			1.54%	1.52%
Nonperforming assets to total non-covered assets			3.19%	2.71%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.81%	2.43%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO			3.61%	3.25%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.0 million and $1.4 million at June 30, 2011 and December 31, 2010, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com